Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

BUSINESS DEVELOPMENT SOLUTIONS, INC.

TRIPMART HOLDING LIMITED

and

THE SHAREHOLDERS OF

TRIPMART HOLDING LIMITED
NAMED HEREIN

Dated as of March 30, 2009

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Share Exchange	1
1.2.	Closing	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title	2
2.2.	Organization	2
2.3.	Power and Authority	2
2.4.	No Conflicts	2
2.5.	Litigation	2
2.6.	No Finder's Fee	2
2.7.	Purchase Entirely for Own Account	2
2.8.	Available Information	3
2.9.	Non-Registration	3
2.10.	Restricted Securities	3
2.11.	Legends	3
2.12.	Additional Legend	3
2.13.	Accredited Investor	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TRIPMART		4
3.1.	Organization, Standing and Power	4
3.2.	TripMart Subsidiaries; Equity Interests	4
3.3.	Capital Structure	4
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	5
3.6.	Taxes	6
3.7.	Benefit Plans	6
3.8.	Litigation	6
3.9.	Compliance with Applicable Laws	7
3.10.	Brokers	7
3.11.	Contracts	7
3.12.	Title to Properties	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	7
3.15.	Financial Statements; Liabilities	8
3.16.	Insurance	8
3.17.	Transactions with Affiliates and Employees	8
3.18.	Internal Accounting Controls	8
3.19.	Solvency	9
3.20.	Application of Takeover Protections	9
3.21.	Investment Company	9
3.22.	Absence of Certain Changes or Events	9
3.23.	Disclosure	10
3.24.	Information Supplied	10
3.25.	No Undisclosed Events, Liabilities, Developments or Circumstances	11
3.26.	Foreign Corrupt Practices	11
3.27.	No Additional Agreements	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BDS		11
4.1.	Organization, Standing and Power	11
4.2.	Subsidiaries; Equity Interests	11
4.3.	Capital Structure	12
4.4.	Authority; Execution and Delivery; Enforceability	12
4.5.	No Conflicts; Consents	12
4.6.	Taxes	13
4.7.	Absence of Changes in Benefit Plans	13
4.8.	ERISA Compliance; Excess Parachute Payments	14
4.9.	Litigation	14

i

TABLE OF CONTENTS

4.10.	Compliance with Applicable Laws	14
4.11.	Contracts	14
4.12.	Title to Properties	14
4.13.	Intellectual Property	14
4.14.	Labor Matters	15
4.15.	SEC Documents; Undisclosed Liabilities	15
4.16.	Transactions With Affiliates and Employees	15
4.17.	Internal Accounting Controls	15
4.18.	Solvency	16
4.19.	Application of Takeover Protections	16
4.20.	Investment Company	16
4.21.	Absence of Certain Changes or Events	16
4.22.	Disclosure	17
4.23.	Information Supplied	18
4.24.	Certain Registration Matters	18
4.25.	Listing and Maintenance Requirements	18
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	18
4.27.	Foreign Corrupt Practices	18
4.28.	No Additional Agreements	18
ARTICLE V CONDITIONS TO CLOSING		18
5.1.	BDS Conditions Precedent	18
5.2.	TripMart and Shareholder Conditions Precedent	20
ARTICLE VI COVENANTS		22
6.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	22
6.2.	Public Announcements	22
6.3.	Fees and Expenses	22
6.4.	Continued Efforts	22
6.5.	Exclusivity	22
6.6.	Filing of 8-K	22
6.7.	Furnishing of Information	23
6.8.	Access	23
6.9.	Preservation of Business	23
ARTICLE VII MISCELLANEOUS		23
7.1.	Notices	23
7.2.	Amendments; Waivers; No Additional Consideration	24
7.3.	Replacement of Securities	24
7.4.	Remedies	24
7.5.	Independent Nature of Shareholders' Obligations and Rights	25
7.6.	Limitation of Liability	25
7.7.	Interpretation	25
7.8.	Severability	25
7.9.	Counterparts; Facsimile Execution	25
7.10.	Entire Agreement; Third Party Beneficiaries	26
7.11.	Governing Law	26
7.12.	Assignment	26

Annex A

Schedule of Share Issuance

Annex B

Definitions

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of March 30, 2009, is by and among Business Development Solutions, Inc., a Delaware corporation (“BDS”), TripMart Holding Limited, a British Virgin Islands company (“TripMart”), and the shareholders of TripMart identified on Annex A hereto (each, a “Shareholder” and together the “Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.

TripMart has 10,000 ordinary shares (the “TripMart Stock”) issued and outstanding, all of which are held by the Shareholders.  Each Shareholder is the record and beneficial owner of the number of shares of TripMart Stock set forth opposite such Shareholder's name on Annex A hereto.  Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of TripMart Stock in exchange for a number of newly issued shares of the Common Stock, $.00001 par value, of BDS (the “BDS Stock”) that will, in the aggregate, constitute 88.14% of the issued and outstanding capital stock of BDS on a fully diluted basis, as of and immediately after the Closing.

B.

The number of shares of BDS Stock to be received by each Shareholder is listed opposite each such Shareholder's name on Annex A.  The aggregate number of shares of BDS Stock that is reflected on Annex A is referred to herein as the “Shares.”

C.

The exchange of TripMart Stock for BDS Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

D.

The Board of Directors of each of BDS and TripMart has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
 Exchange of Shares

1.1.

Share Exchange.

At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to BDS its TripMart Stock free and clear of all Liens, in exchange for the BDS Stock listed on Annex A opposite such Shareholder's name.

1.2.

Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the day of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
 Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to BDS with respect to itself, as follows:.

2.1.

Good Title.

Each Shareholder is the record and beneficial owner, and has good title to its TripMart Stock, with the right and authority to sell and deliver such TripMart Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of BDS as the new owner of such TripMart Stock in the share register of TripMart, BDS will receive good title to such TripMart Stock, free and clear of all Liens.

2.2.

Organization.

Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3.

Power and Authority.

Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4.

No Conflicts.

The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.

Litigation.

There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.

No Finder's Fee.

The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

2.7.

Purchase Entirely for Own Account.

The Shareholder is acquiring the BDS Stock proposed to be acquired hereunder, for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the BDS Stock, except in compliance with applicable securities laws.

2.8.

Available Information.

The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in BDS.

2.9.

Non-Registration.

The Shareholder understands that the BDS Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the BDS Stock in accordance with BDS's charter documents or the laws of its jurisdiction of incorporation.

2.10.

Restricted Securities.

The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11.

Legends.

 The Shareholder hereby agrees with BDS that the BDS Stock will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

2.12.

Additional Legend.

Additionally, the BDS Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13.

Accredited Investor.

The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

ARTICLE III
 Representations and Warranties of TripMart

Subject to the exceptions set forth in the TripMart Disclosure Letter (regardless of whether or not the TripMart Disclosure Letter is referenced below with respect to any particular representation or warranty), TripMart represents and warrants to BDS as follows.

3.1.

Organization, Standing and Power.

TripMart and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on TripMart, a material adverse effect on the ability of TripMart to perform its obligations under this Agreement or on the ability of TripMart to consummate the Transactions (a “TripMart Material Adverse Effect”).  TripMart and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a TripMart Material Adverse Effect.  TripMart has delivered to BDS true and complete copies of the TripMart Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

TripMart Subsidiaries; Equity Interests.

(a)

The TripMart Disclosure Letter lists each subsidiary of TripMart and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by TripMart or by another subsidiary of TripMart, free and clear of all Liens.

(b)

Except for its interests in its subsidiaries, TripMart does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.

Capital Structure.

The authorized capital stock of TripMart consists of 50,000 ordinary shares of which 10,000 shares are issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of TripMart are issued, reserved for issuance or outstanding. TripMart is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of TripMart and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the TripMart Constituent Instruments or any Contract to which TripMart is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of TripMart or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of TripMart Stock or the capital stock of any of its subsidiaries may vote (“Voting TripMart Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TripMart or any of its subsidiaries is a party or by which any of them is bound (a) obligating TripMart or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TripMart or any of its subsidiaries or any Voting TripMart Debt, (b) obligating TripMart or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of TripMart or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of TripMart to repurchase, redeem or otherwise acquire any shares of capital stock of TripMart.

3.4.

Authority; Execution and Delivery; Enforceability.

TripMart has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by TripMart of this Agreement and the consummation by TripMart of the Transactions have been duly authorized and approved by the Board of Directors of TripMart and no other corporate proceedings on the part of TripMart are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against TripMart in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by TripMart of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TripMart or any of its subsidiaries under, any provision of (i) the TripMart Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which TripMart or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to TripMart or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a TripMart Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to TripMart or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Each of TripMart and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a TripMart Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a TripMart Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of TripMart know of no basis for any such claim.

(b)

The TripMart Financial Statements reflect an adequate reserve for all Taxes payable by TripMart and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against TripMart or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a TripMart Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the TripMart Disclosure Letter, TripMart does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of TripMart or any of its subsidiaries (collectively, “TripMart Benefit Plans”).  Except as set forth in the TripMart Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between TripMart or any of its subsidiaries and any current or former employee, officer or director of TripMart or any of its subsidiaries, nor does TripMart or any of its subsidiaries have any general severance plan or policy.

(b)

Since December 31, 2008, there has not been any adoption or amendment in any material respect by TripMart or any of its subsidiaries of any TripMart Benefit Plan.

3.8.

Litigation.

Except as set forth in the TripMart Disclosure Letter, there is no Action against or affecting TripMart or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a TripMart Material Adverse Effect.  Neither TripMart nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws.

Except as set forth in the TripMart Disclosure Letter, TripMart and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a TripMart Material Adverse Effect.  TripMart has not received any written communication during the past two years from a Governmental Entity that alleges that TripMart is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers.

No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TripMart or any of its subsidiaries.

3.11.

Contracts.

Except as disclosed in the TripMart Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of TripMart and its subsidiaries taken as a whole.  Neither TripMart nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a TripMart Material Adverse Effect.

3.12.

Title to Properties.

Except as set forth in the TripMart Disclosure Letter, neither TripMart nor any of its subsidiaries own any real property.  TripMart and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which TripMart or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the TripMart Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of TripMart and its subsidiaries to conduct business as currently conducted.

3.13.

Intellectual Property.

TripMart and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of TripMart and its subsidiaries taken as a whole.  The TripMart Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of TripMart and its subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of TripMart, threatened that TripMart or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of TripMart, no person is infringing the rights of TripMart or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.

Labor Matters.

There are no collective bargaining or other labor union agreements to which TripMart or any of its subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of TripMart, is imminent with respect to any of the employees of TripMart.

3.15.

Financial Statements; Liabilities.

TripMart has delivered to BDS its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 (the “TripMart Financial Statements”).  The TripMart Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The TripMart Financial Statements fairly present in all material respects the financial condition and operating results of TripMart, as of the dates, and for the periods, indicated therein.  TripMart does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the TripMart Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a TripMart Material Adverse Effect.

3.16.

Insurance.

TripMart and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which TripMart and its subsidiaries are engaged and in the geographic areas where they engage in such businesses.  TripMart has no reason to believe that it will not be able to renew its and its subsidiaries' existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for TripMart's and such subsidiaries' respective lines of business.

3.17.

Transactions with Affiliates and Employees.

Except as set forth in the TripMart Disclosure Letter and the TripMart Financial Statements, none of the officers or directors of TripMart and, to the knowledge of TripMart, none of the employees of TripMart is presently a party to any transaction with TripMart or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of TripMart, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18.

Internal Accounting Controls.

TripMart and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  TripMart has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to TripMart and its subsidiaries are made known to the officers by others within those entities.  The officers of TripMart have evaluated the effectiveness of TripMart's controls and procedures.  Since December 31, 2008, there have been no significant changes in TripMart's internal controls or, to TripMart's best knowledge, in other factors that could significantly affect TripMart's internal controls.

3.19.

Solvency.

Based on the financial condition of TripMart as of the Closing Date (and assuming that the Closing shall have occurred): (a) TripMart's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of TripMart's existing debts and other liabilities (including known contingent liabilities) as they mature; (b) TripMart's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by TripMart, and projected capital requirements and capital availability thereof; and (c) the current cash flow of TripMart, together with the proceeds TripMart would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  TripMart does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20.

Application of Takeover Protections.

TripMart has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the TripMart Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and TripMart fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders' ownership of the Shares.

3.21.

Investment Company.

TripMart is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.22.

Absence of Certain Changes or Events.

Except as disclosed in the TripMart Financial Statements or the TripMart Disclosure Letter, from December 31, 2008 to the date of this Agreement, TripMart has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of TripMart or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a TripMart Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a TripMart Material Adverse Effect;

(c)

any waiver or compromise by TripMart or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by TripMart or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a TripMart Material Adverse Effect;

(e)

any material change to a material Contract by which TripMart or any of its subsidiaries or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by TripMart or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair TripMart's or its subsidiaries' ownership or use of such property or assets;

(g)

any loans or guarantees made by TripMart or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of TripMart's method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any TripMart Stock;

(j)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing BDS stock option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)

any arrangement or commitment by TripMart or any of its subsidiaries to do any of the things described in this Section 3.22.

3.23.

Disclosure.

TripMart confirms that neither it nor any person acting on its behalf has provided BDS or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by BDS under a current report on Form 8-K filed within four business days after the Closing.  TripMart understands and confirms that BDS will rely on the foregoing representations and covenants in effecting transactions in securities of TripMart.  All disclosure provided to BDS regarding TripMart, its business and the Transactions, furnished by or on behalf of TripMart (including TripMart's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.24.

Information Supplied.

None of the information supplied or to be supplied by TripMart for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to BDS's stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to TripMart or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by TripMart under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by TripMart of its TripMart Stock and which has not been publicly announced.

3.26.

Foreign Corrupt Practices.

Neither TripMart, nor any of its subsidiaries, nor, to TripMart's knowledge, any director, officer, agent, employee or other person acting on behalf of TripMart or any of its subsidiaries has, in the course of its actions for, or on behalf of, TripMart (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.27.

No Additional Agreements.

TripMart does not have any agreements or understandings with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
 Representations and Warranties of BDS

BDS represents and warrants as follows to the Shareholders and TripMart.

4.1.

Organization, Standing and Power.

BDS is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BDS, a material adverse effect on the ability of BDS to perform its obligations under this Agreement or on the ability of BDS to consummate the Transactions (a “BDS Material Adverse Effect”).  BDS is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a BDS Material Adverse Effect.  BDS has delivered to TripMart true and complete copies of the BDS Charter and the BDS Bylaws.

4.2.

Subsidiaries; Equity Interests.

BDS does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure.

The authorized capital stock of BDS consists of 500,000,000 shares of common stock, $.00001 par value, and 20,000,000 shares of undesignated preferred stock, $.00001 par value.  As of the date hereof (a) 1,910,150 shares of BDS's common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of BDS's common stock or preferred stock are held by BDS in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of BDS were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of BDS are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the BDS Charter, the BDS Bylaws or any Contract to which BDS is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of BDS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BDS's common stock may vote (“Voting BDS Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which BDS is a party or by which it is bound (a) obligating BDS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BDS or any Voting BDS Debt, (b) obligating BDS to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BDS.  As of the date of this Agreement, there are not any outstanding contractual obligations of BDS to repurchase, redeem or otherwise acquire any shares of capital stock of BDS.   BDS is not a party to any agreement granting any securityholder of BDS the right to cause BDS to register shares of the capital stock or other securities of BDS held by such securityholder under the Securities Act.  The stockholder list provided to TripMart is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the BDS's common stock.

4.4.

Authority; Execution and Delivery; Enforceability.

The execution and delivery by BDS of this Agreement and the consummation by BDS of the Transactions have been duly authorized and approved by the Board of Directors of BDS and no other corporate proceedings on the part of BDS are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of BDS, enforceable against BDS in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by BDS of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of BDS under, any provision of (i) the BDS Charter or BDS Bylaws, (ii) any material Contract to which BDS is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to BDS or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BDS Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BDS in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6.

Taxes.

(a)

BDS has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a BDS Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a BDS Material Adverse Effect.

(b)

The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by BDS (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against BDS, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a BDS Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of BDS.  BDS is not bound by any agreement with respect to Taxes.

4.7.

Absence of Changes in Benefit Plans.

From the date of the most recent audited financial statements of BDS (the “BDS Financial Statements”) to the date of this Agreement, there has not been any adoption or amendment in any material respect by BDS of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of BDS (collectively, “BDS Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between BDS and any current or former employee, officer or director of BDS, nor does BDS have any general severance plan or policy.

4.8.

ERISA Compliance; Excess Parachute Payments.

BDS does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other BDS Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of BDS.

4.9.

Litigation.

There is no Action against or affecting BDS or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a BDS Material Adverse Effect.  Neither BDS nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10.

Compliance with Applicable Laws.

BDS is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BDS Material Adverse Effect.  BDS has not received any written communication during the past two years from a Governmental Entity that alleges that BDS is not in compliance in any material respect with any applicable Law.  BDS is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a BDS Material Adverse Effect.  This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11.

Contracts.

Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of BDS taken as a whole.  BDS is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a BDS Material Adverse Effect.

4.12.

Title to Properties.

BDS has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which BDS has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of BDS to conduct business as currently conducted.  BDS has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  BDS enjoys peaceful and undisturbed possession under all such material leases.

4.13.

Intellectual Property.

BDS does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of BDS, threatened that BDS is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.

Labor Matters.

There are no collective bargaining or other labor union agreements to which BDS is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of BDS, is imminent with respect to any of the employees of BDS.

4.15.

SEC Documents; Undisclosed Liabilities.

(a)

BDS has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 9, 2001, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report.  Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of BDS included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BDS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

As of the date hereof, BDS has total outstanding liabilities of $345,404.  Further, BDS has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of BDS or in the notes thereto.

4.16.

Transactions With Affiliates and Employees.

 Except as disclosed in the SEC Reports, none of the officers or directors of BDS and, to the knowledge of BDS, none of the employees of BDS is presently a party to any transaction with BDS (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BDS, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.

Internal Accounting Controls.

 BDS maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  BDS has established disclosure controls and procedures for BDS and designed such disclosure controls and procedures to ensure that material information relating to BDS is made known to the officers by others within BDS.  BDS's officers have evaluated the effectiveness of BDS's controls and procedures.  Since December 31, 2008, there have been no significant changes in BDS's internal controls or, to BDS's knowledge, in other factors that could significantly affect BDS's internal controls.

4.18.

Solvency.

 Except as disclosed in the SEC Reports, based on the financial condition of BDS as of the Closing Date (and assuming that the Closing shall have occurred), (a) BDS's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of BDS's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) BDS's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by BDS, and projected capital requirements and capital availability thereof, and (c) the current cash flow of BDS, together with the proceeds BDS would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  BDS does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19.

Application of Takeover Protections.

 BDS has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the BDS's charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and BDS fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders' ownership of the Shares.

4.20.

Investment Company.

BDS is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21.

Absence of Certain Changes or Events.

 Except as disclosed in the SEC Reports, from the date of the BDS Financial Statements to the date of this Agreement, BDS has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of BDS from that reflected in the BDS Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a BDS Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a BDS Material Adverse Effect;

(c)

any waiver or compromise by BDS of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by BDS, except in the ordinary course of business and the satisfaction or discharge of which would not have a BDS Material Adverse Effect;

(e)

any material change to a material Contract by which BDS or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of BDS;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by BDS with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair BDS's ownership or use of such property or assets;

(i)

any loans or guarantees made by BDS to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of BDS's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by BDS;

(k)

any alteration of BDS's method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing BDS stock option plans; or

(m)

any arrangement or commitment by BDS to do any of the things described in this Section 4.21.

4.22.

Disclosure.

BDS confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that BDS believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by BDS under a current report on Form 8-K filed within four business days after the Closing.  BDS understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of BDS.  All disclosure provided to the Shareholders regarding BDS, its business and the transactions contemplated hereby, furnished by or on behalf of BDS (including BDS's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.23.

Information Supplied.

None of the information supplied or to be supplied by BDS for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to BDS's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.24.

Certain Registration Matters.

BDS has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of BDS registered with the SEC or any other governmental authority that have not been satisfied.

4.25.

Listing and Maintenance Requirements.

BDS is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the BDS Stock on the trading market on which the BDS Stock is currently listed or quoted.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the BDS Stock are currently listed or quoted, and no approval of the stockholders of BDS is required for BDS to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.26.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to BDS, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by BDS under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by BDS of its common stock and which has not been publicly announced.

4.27.

Foreign Corrupt Practices.

Neither BDS, nor to BDS's knowledge, any director, officer, agent, employee or other person acting on behalf of BDS has, in the course of its actions for, or on behalf of, BDS (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.28.

No Additional Agreements.

BDS does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
 Conditions to Closing

5.1.

BDS Conditions Precedent.

The obligations of the Shareholders and TripMart to enter into and complete the Closing are subject, at the option of the Shareholders and TripMart, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by TripMart and the Shareholders in writing.

(a)

Representations and Covenants. The representations and warranties of BDS contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  BDS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by BDS on or prior to the Closing Date.  BDS shall have delivered to the Shareholders and TripMart a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of TripMart or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BDS.

(c)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by BDS for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by BDS, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a BDS Material Adverse Effect.

(d)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2008 which has had or is reasonably likely to cause a BDS Material Adverse Effect.

(e)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BDS, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to TripMart and the Shareholders.

(f)

Satisfactory Completion of Due Diligence.  TripMart and the Shareholders shall have completed its legal, accounting and business due diligence of BDS and the results thereof shall be satisfactory to TripMart and the Shareholders in their sole and absolute discretion.

(g)

SEC Reports.  BDS shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h)

OTCBB Quotation.  BDS shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)

No Suspensions of Trading in BDS Stock; Listing.  Trading in the BDS Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding BDS) at any time since the date of execution of this Agreement, and the BDS Stock shall have been at all times since such date listed for trading on a trading market.

(j)

Secretary's Certificate.  BDS shall have delivered to TripMart a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the BDS Charter, BDS Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)

Good Standing Certificate.  BDS shall have delivered to TripMart a certificate of good standing of BDS dated within five (5) business days of Closing issued by the Secretary of State of Delaware.

(l)

Appointments.  BDS shall have delivered to TripMart evidence of the election of Sam Yuen Yee Lau as a director and as the Chief Financial Officer, Treasurer and Secretary of BDS effective as of the Closing; Jinfu Xue as a director effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and such other officers as may be designated by TripMart effective as of the Closing.

(m)

Issuance of Stock Certificates.  At or within 10 business days following the Closing, BDS shall deliver to each Shareholder a certificate representing the new shares of BDS Stock issued to such Shareholder in accordance with Annex B.

5.2.

TripMart and Shareholder Conditions Precedent.

The obligations of BDS to enter into and complete the Closing is subject, at the option of BDS, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BDS in writing.

(a)

Representations and Covenants.  The representations and warranties of the Shareholders and TripMart contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and TripMart shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and TripMart on or prior to the Closing Date.  Each of TripMart and the Shareholders shall have delivered to BDS a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BDS, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of TripMart.

(c)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or TripMart for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Shareholders or TripMart, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an TripMart Material Adverse Effect.

(d)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the TripMart Financial Statements which has had or is reasonably likely to cause an TripMart Material Adverse Effect.

(e)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BDS, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to TripMart and the Shareholders.

(f)

Satisfactory Completion of Due Diligence.  BDS shall have completed its legal, accounting and business due diligence of TripMart and the Shareholders and the results thereof shall be satisfactory to BDS in its sole and absolute discretion.

(g)

Secretary's Certificate. TripMart shall have delivered to BDS a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the TripMart Constituent Instruments and resolutions of the Board of Directors of TripMart approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)

Delivery of Audit Report and Financial Statements.  TripMart shall have completed the TripMart Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the TripMart Financial Statements shall be satisfactory to BDS in its sole and absolute discretion.

(i)

Audited Financial Statements and Form 10 Disclosure.  TripMart shall have provided BDS with reasonable assurances that BDS will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of TripMart and the requisite Form 10-type disclosure regarding TripMart and its subsidiaries.

(j)

PRC Legal Opinion.  TripMart, the Shareholders and BDS shall have received an opinion from TripMart' legal counsel in the People's Republic of China, confirming the legality under Chinese laws of the restructuring being effected by TripMart in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to TripMart, the Shareholders and BDS.

(k)

Share Transfer Documents.  The Shareholders shall have delivered to BDS certificate(s) representing its TripMart Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholders of its TripMart Stock to BDS.

ARTICLE VI
 Covenants

6.1.

Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)

As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, TripMart and BDS shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement.  BDS shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)

BDS shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the BDS Stock in connection with this Agreement.

6.2.

Public Announcements.

 BDS and TripMart will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.

Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.

Continued Efforts.

Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.

Exclusivity.

Neither BDS nor TripMart shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of BDS or TripMart (as applicable), or any assets of BDS or TripMart (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.

Filing of 8-K.

BDS shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of TripMart and the requisite Form 10 disclosure regarding TripMart and its subsidiaries.  In addition, BDS shall issue a press release at a mutually agreeable time following the Closing Date.

6.7.

Furnishing of Information.

As long as any Shareholder owns the Shares, BDS covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by BDS after the date hereof pursuant to the Exchange Act.  As long as any Shareholder owns the Shares, if BDS is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholders to sell Shares under Rule 144.  BDS further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.8.

Access.

Each of BDS and TripMart shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

6.9.

Preservation of Business.

From the date of this Agreement until the Closing Date, each of TripMart and BDS shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII
 Miscellaneous

7.1.

Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BDS, to:

c/o TripMart Corporation Limited

Flat 1702, 17/F, Tung Hip Commercial Building

248 Des Vodux Road

Central, Hong Kong

Attention: Shu Keung Chui

Facsimile: +852 2815-5546

If to TripMart, to:

c/o Suzhou EZTripMart Business Services Co., Ltd.

20/F, 200 Taicang Rd.

Shanghai, China 200020

Attention: Jinfu Xue

Facsimile: +86 21-6336-7084

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, DC  20037-11228

Attention:  Louis A. Bevilacqua, Esq.

Facsimile: +1 202-663-8007

If to the Shareholders at the addresses set forth in Annex A hereto.

7.2.

Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by TripMart, BDS and Shareholders holding a majority of the Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then holding the Shares.

7.3.

Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, BDS shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BDS of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, BDS may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4.

Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, BDS and TripMart will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5.

Independent Nature of Shareholders' Obligations and Rights.

The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of TripMart and BDS acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.6.

Limitation of Liability.

Notwithstanding anything herein to the contrary, each of BDS and TripMart acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

7.7.

Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.8.

Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.9.

Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.10.

Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the TripMart Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.11.

Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

7.12.

Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BUSINESS DEVELOPMENT SOLUTIONS, INC.

By:

/s/ Shu Keung Chui

Name: Shu Keung Chui

Title: Chief Executive Officer

TRIPMART HOLDING LIMITED

By:

/s/ Shu Keung Chui

Name: Shu Keung Chui

Title: Director

SHAREHOLDERS:

HONGWEI, LLC By: /s/ Bih-Shiung Chen Name: Bih-Shiung Chen Title: Manager	HUGO SUCCESS LIMITED By: /s/ Wu Wai Fun Name: Wu Wai Fun Title: Director

EC INTERNATIONAL LLC By: /s/ Eric Wang Name: Eric Wang Title: Manager	/s/ Shu Keung Chui Shu Keung Chui

ANNEX A

Shareholders of TripMart

Name and Address of Shareholder	Number of Shares of TripMart Stock Exchanged	Percentage of Total Shares of TripMart Stock	Number of Shares of BDS Stock Received
Shu Keung Chui c/o Suzhou EZTripMart Business Services Co., Ltd. 20/F, 200 Taicang Rd. Shanghai, China 200020	8,414	84.14%	11,947,802
Hugo Success Limited c/o Suzhou EZTripMart Business Services Co., Ltd. 20/F, 200 Taicang Rd. Shanghai, China 200020	566	5.66%	803,896
Hongwei, LLC c/o Suzhou EZTripMart Business Services Co., Ltd. 20/F, 200 Taicang Rd. Shanghai, China 200020	566	5.66%	803,896
EC International LLC c/o Suzhou EZTripMart Business Services Co., Ltd. 20/F, 200 Taicang Rd. Shanghai, China 200020	454	4.54%	644,406
TOTAL	10,000	100%	14,200,000

ANNEX B

Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of BDS pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“BDS” has the meaning set forth in the Preamble of this Agreement.

“BDS Benefit Plans” has the meaning set forth in the Section 4.7 of this Agreement.

“BDS Bylaws” means the Bylaws of BDS, as amended to the date of this Agreement.

“BDS Charter” means the Certificate of Incorporation of BDS, as amended to the date of this Agreement.

“BDS Financial Statements” has the meaning set forth in the Section 4.7 of this Agreement.

“BDS Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“BDS Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“TripMart” has the meaning set forth in the Preamble of this Agreement.

“TripMart Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“TripMart Constituent Instruments” means the memorandum and articles of association of TripMart and such other constituent instruments of TripMart as may exist, each as amended to the date of this Agreement.

“TripMart Disclosure Letter” means the letter delivered from TripMart to BDS concurrently herewith.

“TripMart Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“TripMart Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“TripMart Stock” has the meaning set forth in the Background Section of this Agreement.

“Voting BDS Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting TripMart Debt” has the meaning set forth in Section 3.3 of this Agreement.